EXHIBIT 99.1
For Immediate Release
Mediacom Communications Reports Results
for Second Quarter 2007
Middletown, NY — August 7, 2007 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported financial results for the three months ended June 30, 2007. The Company will hold a teleconference to discuss its financial results today at 10:30 a.m. Eastern Time. A live broadcast of the Company’s teleconference can be accessed through the Company web site at www.mediacomcc.com.
Second Quarter 2007 Financial Highlights
•	Revenues increased 7.4% to $324.7 million from $302.4 million in Q2 2006

•	Adjusted operating income before depreciation and amortization (“Adjusted OIBDA”) rose 3.8% to $119.3 million[1]

•	Operating income grew 1.9% to $61.0 million

•	Net loss of $6.6 million, versus net income in Q2 2006 of $5.7 million

•	Average monthly revenue per basic subscriber increased 12.0% to $80.00

•	Total revenue generating units (“RGUs”) rose 6.3% to 2,633,000, with a gain of 18,000 during the quarter
“Our results for the second quarter exceeded the sequential revenue and Adjusted OIBDA growth targets we established on our last quarter earnings conference call,” said Rocco B. Commisso, Mediacom’s Chairman and CEO. “Given the recent turbulence in the credit markets, we are pleased to report that in this quarter we attained our lowest level of financial leverage since early 2001, and we maintain a strong financial position with $800 million of unused and available long-term credit commitments,” concluded Mr. Commisso.
Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006
Revenues rose 7.4% to $324.7 million for the second quarter of 2007, reflecting strong contributions from Mediacom’s data and phone businesses.
•	Video revenues increased 1.6% from the second quarter of 2006, with higher service fees from our advanced video products and services, such as DVRs and HDTV, and basic video rate increases, offset by a reduction in basic subscribers. During the quarter, the Company lost 18,000 basic subscribers, compared to a loss of 22,000 in the prior year period in what is a seasonally weak quarter. Average monthly video revenue per basic subscriber grew 5.9% from the second quarter of 2006 to $55.69.

[1]	Adjusted OIBDA excludes non-cash, share-based compensation charges.

Digital customers grew by 2,000 during the second quarter of 2007, as compared to a loss of 1,000 in the same period last year.
•	Data revenues rose 19.6% due to an 18.8% year-over-year increase in data customers. Data customers grew by 13,000 during the second quarter of 2007, as compared to a gain of 12,000 in the same period last year.

•	Telephone revenues rose 126.0% due to 118.2% year-over-year increase in phone customers. The Company’s phone customers grew by 21,000 during the second quarter of 2007, as compared to a gain of 20,000 in the same period last year. Mediacom Phone was marketed to 2.45 million homes as of June 30, 2007, and this footprint is expected to reach 2.5 million homes, or approximately 88% of the Company’s estimated homes passed by the end of 2007.

•	Advertising revenues were essentially flat year-over-year, with continued weakness in national and local advertising sales.
Total operating costs grew 9.6% primarily due to (i) increases in delivery and customer support expenses related to unit growth in the Company’s phone and data services, (ii) increases in programming unit costs, and (iii) increases in marketing expense, bad debt expense and telecommunications charges in the Company’s customer call centers.
As a result, Adjusted OIBDA increased by 3.8%. Operating income increased 1.9%, due to the increase in Adjusted OIBDA, offset in part by higher depreciation and amortization expense compared to the second quarter of 2006.
Liquidity and Capital Resources
The Company has included the Condensed Statements of Cash Flows for the six months ended June 30, 2007 and 2006 in Table 4 to provide more details regarding liquidity and capital resources.
Significant sources of cash for the six months ended June 30, 2007 were:
•	Net cash flows from operating activities of $75.2 million; and

•	Sale of cable systems for $22.9 million.
Significant uses of cash for the six months ended June 30, 2007 were:
•	Capital expenditures of approximately $111.8 million;

•	Purchase of a cable system for $7.3 million; and

•	Repurchases of common stock totaling $4.3 million.
Free cash flow, as defined by the Company below, was negative $4.2 million for the six months ended June 30, 2007, as compared to positive $5.1 million in the prior year period. See Table 7 for further detail.
Financial Position
At June 30, 2007, the Company had total debt outstanding of $3,138.4 million, an increase of $4.0 million since March 31, 2007. As of the same date, the Company had unused credit facilities of about $802.3 million, all of which could be borrowed and used for general corporate purposes based on the terms and conditions of the Company’s debt arrangements. As of the date of this press release, about 64.1% of the Company’s total debt is at fixed interest rates or subject to interest rate protection.

Stock Repurchase Program and Activity
During the three months ended June 30, 2007, the Company repurchased approximately 500,000 shares of its Class A Common Stock for an aggregate cost of $4.3 million. As of June 30, 2007, approximately $34.7 million remains available under the Company’s stock repurchase program.
Updated 2007 Guidance
Given current trends in the business, and to a lesser extent the effect of certain completed and pending asset sales, the Company is revising its full-year 2007 financial guidance as follows:
•	Revenue growth of 7 — 8% from 8 — 9%

•	Adjusted OIBDA growth of 6 — 7% from 7 — 8%
Capital expenditure guidance is unchanged at approximately $215 million.
Use of Non-GAAP Financial Measures
“Adjusted OIBDA” and “Free Cash Flow” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. The Company defines Adjusted OIBDA as operating income before depreciation and amortization and non-cash, share-based compensation charges, and defines Free Cash Flow as Adjusted OIBDA less interest expense, net, cash taxes and capital expenditures.
Adjusted OIBDA is one of the primary measures used by management to evaluate the Company’s performance and to forecast future results. The Company believes Adjusted OIBDA is useful for investors because it enables them to assess the Company’s performance in a manner similar to the methods used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable television industry, which may have different depreciation and amortization policies, as well as different non-cash, share-based compensation programs. A limitation of Adjusted OIBDA, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s non-cash, share-based compensation charges.
Free Cash Flow is used by management to evaluate the Company’s ability to service its debt and to fund continued growth with internally generated funds. The Company believes Free Cash Flow is useful for investors because it enables them to assess the Company’s ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the method used by management, and provide measures that can be used to analyze, value and compare companies in the cable television industry. The Company’s definition of Free Cash Flow eliminates the impact of quarterly working capital fluctuations.
Adjusted OIBDA and Free Cash Flow should not be regarded as alternatives to operating income, net income or net loss as indicators of operating performance or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to Free Cash Flow. Reconciliations of historical presentations of Adjusted OIBDA and Free Cash Flow to their most directly comparable GAAP financial measures are provided in Table 6. The Company is unable to reconcile these non-GAAP measures on a forward-looking basis primarily because it is impractical to project the timing of certain events, such as the initiation of depreciation relative to network construction projects, or changes in working capital.
Company Description
Mediacom Communications is the nation’s 8th largest cable television company and one of the leading cable operators focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, digital video recorders, high-definition television, high-speed Internet access and phone service. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.
Forward Looking Statements
You should carefully review the information contained in this Quarterly Report and in other reports or documents that we file from time to time with the Securities and Exchange Commission (the “SEC”).
In this Quarterly Report, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called ‘forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: existing and future competition in our video, high-speed Internet access and phone businesses; our ability to achieve anticipated customer and revenue growth and to successfully implement our growth strategy, including the introduction of new products and services and acquisitions; increasing programming costs; changes in laws and regulations; our ability to generate sufficient cash flow to meet our debt service obligations and access capital to maintain our financial flexibility; our Class B common stock has substantial voting rights and, through his beneficial ownership of the Class B common stock, our Chairman and CEO generally has the ability to control the outcome of all matters requiring stockholder approval; and the other risks and uncertainties discussed in this Quarterly Report and in our Annual Report on Form 10-K for the year ended December 31, 2006 and other reports or documents that we file from time to time with the SEC. Statements included in this Quarterly Report are based upon information known to us as of the date of that this Quarterly Report is filed with the SEC, and we assume no obligation to update or alter our forward-looking statements made in this Quarterly Report, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Tables:	Contact:
(1) Consolidated Statements of Operations–three month periods (2) Consolidated Statements of Operations–six month periods	Investor Relations Matt Derdeyn
(3) Condensed Consolidated Balance Sheets	Group Vice President,
(4) Condensed Statements of Cash Flows	Corporate Finance and Treasurer
(5) Capital Expenditure Data	(845) 695-2612
(6) Reconciliation Data — Historical	Media Relations
(7) Calculation — Free Cash Flow	Thomas Larsen
(8) Summary Operating Statistics	Vice President,
Legal Affairs
(845) 695-2754

TABLE 1
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,		Percent
	2007	2006	Change
Video	$226,029	$222,559	1.6%
Data	69,405	58,037	19.6
Phone	13,281	5,876	126.0
Advertising	16,019	15,949	0.4

Total revenues	$324,734	$302,421	7.4%

Service costs	$133,836	$121,862	9.8%
SG&A expenses	65,717	60,395	8.8
Corporate expenses	5,920	5,232	13.1

Total operating costs	$205,473	$187,489	9.6%

Adjusted OIBDA	$119,261	$114,932	3.8%

Non-cash, share-based compensation charges	(1,366)	(898)	52.1
Depreciation and amortization	(56,934)	(54,184)	5.1

Operating income	$60,961	$59,850	1.9%

Interest expense, net	$(60,022)	$(56,890)	5.5%
Loss on early extinguishment of debt	—	(7,532)	NM
Gain on derivatives, net	9,214	807	NM
Other expense, net	(2,196)	(2,983)	(26.4)

Income (loss) before income taxes	7,957	(6,748)	NM
(Provision for) benefit from income taxes	(14,601)	12,473	NM

Net (loss) income	$(6,644)	$5,725	NM

Basic weighted average shares outstanding	109,758	110,922
Basic (loss) gain per share	$(0.06)	$0.05
Diluted weighted average shares outstanding	109,758	112,476
Diluted (loss) gain per share	$(0.06)	$0.05

Adjusted OIBDA margin (a)	36.7%	38.0%
Operating income margin (b)	18.8%	19.8%

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Represents Adjusted OIBDA as a percentage of revenues.

(b)	Represents operating income as a percentage of revenues.

TABLE 2
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Six Months Ended
	June 30,		Percent
	2007	2006	Change
Video	$441,657	$439,451	0.5%
Data	134,953	113,547	18.9
Phone	24,825	9,441	162.9
Advertising	31,174	29,330	6.3

Total revenues	$632,609	$591,769	6.9%

Service costs	$266,073	$240,252	10.7%
SG&A expenses	128,042	118,510	8.0
Corporate expenses	11,786	10,506	12.2

Total operating costs	$405,901	$369,268	9.9%

Adjusted OIBDA	$226,708	$222,501	1.9%

Non-cash, share-based compensation charges	(2,687)	(2,053)	30.9
Depreciation and amortization	(110,735)	(107,901)	2.6

Operating income	$113,286	$112,547	0.7%

Interest expense, net	$(119,012)	$(112,542)	5.7%
Loss on early extinguishment of debt	—	(7,532)	NM
Gain on derivatives, net	4,819	1,322	NM
Gain on sale of assets and investments, net	10,781	—	NM
Other expense, net	(4,904)	(5,624)	(12.8)

Income (loss) before income taxes	4,970	(11,829)	NM
Provision for income taxes	(28,495)	(19,653)	NM

Net loss	$(23,525)	$(31,482)	NM

Basic weighted average shares outstanding	109,824	112,218
Basic loss per share	$(0.21)	$(0.28)
Diluted weighted average shares outstanding	109,824	112,218
Diluted loss per share	$(0.21)	$(0.28)

Adjusted OIBDA margin (a)	35.8%	37.6%
Operating income margin (b)	17.9%	19.0%

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Represents Adjusted OIBDA as a percentage of revenues.

(b)	Represents operating income as a percentage of revenues.

TABLE 3
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$14,697	$36,385
Subscriber accounts receivable, net	76,213	75,722
Prepaid expenses and other assets	17,719	17,248
Deferred tax assets	2,176	2,467

Total current assets	$110,805	$131,822
Property, plant and equipment, net	1,447,672	1,451,134
Intangible assets, net	2,036,247	2,037,107
Other assets, net	29,209	32,287

Total assets	$3,623,933	$3,652,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$254,013	$275,611
Deferred revenue	50,502	46,293
Current portion of long-term debt	84,678	75,563

Total current liabilities	$389,193	$397,467
Long-term debt, less current portion	3,053,750	3,069,036
Deferred tax liabilities	287,392	259,300
Other non-current liabilities	13,488	21,361
Total stockholders’ deficit	(119,890)	(94,814)

Total liabilities and stockholders’ deficit	$3,623,933	$3,652,350

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 4
Condensed Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2007	2006
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net cash flows provided by operating activities	$75,182	$107,727

CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures	(111,776)	(104,781)
Acquisition of cable system	(7,274)	—
Proceeds from sale of assets and investments	22,948	—

Net cash flows used in investing activities	$(96,102)	$(104,781)

CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES:
New borrowings	140,166	1,581,000
Repayment of debt	(146,335)	(1,345,632)
Redemption of senior notes	—	(172,500)
Repurchase of common stock	(4,331)	(34,386)
Other financing activities – book overdrafts	9,272	(3,173)
Proceeds from issuance of common stock in employee stock purchase plan	460	460
Financing costs	—	(193)

Net cash flows (used in) provided by financing activities	$(768)	$25,576

Net (decrease) increase in cash and cash equivalents	$(21,688)	$28,522
CASH AND CASH EQUIVALENTS, beginning of period	$36,385	$17,281

CASH AND CASH EQUIVALENTS, end of period	$14,697	$45,803

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest, net of amounts capitalized	$123,049	$118,845

TABLE 5
Capital Expenditure Data
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2007	2006
Customer premise equipment	$61,877	$49,846
Scalable infrastructure	16,711	16,544
Line extensions	8,509	6,524
Upgrade/Rebuild	12,825	22,763
Support capital	11,854	9,104

Total	$111,776	$104,781

TABLE 6
Reconciliation Data — Historical
Reconciliation of Adjusted OIBDA to Operating Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2007	2006
Adjusted OIBDA	$119,261	$114,932
Non-cash, share-based compensation charges	(1,366)	(898)
Depreciation and amortization	(56,934)	(54,184)

Operating income	$60,961	$59,850

	Six Months Ended
	June 30,
	2007	2006
Adjusted OIBDA	$226,708	$222,501
Non-cash, share-based compensation charges	(2,687)	(2,053)
Depreciation and amortization	(110,735)	(107,901)

Operating income	$113,286	$112,547

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 6
Reconciliation Data — Historical (cont)
Reconciliation of Free Cash Flow to Net Cash Flows
Provided by Operating Activities
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2007	2006
Free cash flow	$(4,172)	$5,066
Capital expenditures	111,776	104,781
Other expenses	284	(2,864)
Non-cash, share-based compensation charges	(2,687)	(2,053)
Change in assets and liabilities, net	(30,019)	2,797

Net cash flows provided by operating activities	$75,182	$107,727

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.
TABLE 7
Calculation — Free Cash Flow
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2007	2006
Adjusted OIBDA	$119,261	$114,932
Cash taxes	(43)	(56)
Capital expenditures	(61,919)	(57,162)
Interest expense, net	(60,022)	(56,890)

Free cash flow	$(2,723)	$824

	Six Months Ended
	June 30,
	2007	2006
Adjusted OIBDA	$226,708	$222,501
Cash taxes	(92)	(112)
Capital expenditures	(111,776)	(104,781)
Interest expense, net	(119,012)	(112,542)

Free cash flow	$(4,172)	$5,066

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 8
Summary Operating Statistics
(Unaudited)

	Actual	Actual	Actual
	June 30,	March 31,	June 30,
	2007	2007	2006
Estimated homes passed	2,835,000	2,822,000	2,813,000
Total revenue generating units (RGUs)(a)	2,633,000	2,615,000	2,478,000
Quarterly net RGU additions	18,000	24,000	9,000
Average monthly revenue per RGU(b)	$41.25	$39.43	$40.75
Customer relationships(c)	1,413,000	1,430,000	1,459,000
Video
Basic subscribers	1,344,000	1,362,000	1,400,000
Quarterly net basic subscriber losses	(18,000)	(18,000)	(22,000)
Digital customers	532,000	530,000	496,000
Quarterly net digital customer additions (losses)	2,000	2,000	(1,000)
Digital penetration(d)	39.6%	38.9%	35.4%
Data
Data customers	613,000	600,000	516,000
Quarterly net data customer additions	13,000	22,000	12,000
Data penetration(e)	21.6%	21.3%	18.3%
Phone
Estimated marketable phone homes(f)	2,450,000	2,350,000	1,700,000
Phone customers	144,000	123,000	66,000
Quarterly net phone customers additions	21,000	18,000	20,000
Phone penetration(g)	5.9%	5.2%	3.9%
Average total monthly revenue per basic subscriber(h)	$80.00	$74.85	$71.44

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Represents the total of basic subscribers, digital customers, data customers and phone customers at the end of each period.

(b)	Represents average monthly revenues for the last three months of the period divided by average RGUs for such period.

(c)	The total number of customers that receive at least one level of service, encompassing video, data and phone, without regard to which service(s) customers purchase.

(d)	Represents digital customers as a percentage of basic subscribers.

(e)	Represents data customers as a percentage of estimated homes passed.

(f)	Represents the estimated number of homes to which the Company is currently marketing phone service.

(g)	Represents phone customers as a percentage of estimated marketable phone homes.

(h)	Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.